                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             H.B. FULLER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO] H.B. FULLER COMPANY
        World Headquarters

Office:     1200 Willow Lake Boulevard
            St. Paul, Minnesota 55110-5101
Mail:       P.O. Box 64683
            St. Paul, Minnesota 55164-0683
Phone:      (651) 236-5900

Dear Shareholder:

    We are pleased to invite you to the H.B. Fuller Company 1999 Annual Meeting of Shareholders to be held beginning at 3:00 p.m. on Thursday, April 15, 1999, at RiverCentre, 175 West Kellogg Boulevard, Saint Paul, Minnesota.

    In addition to the items of business set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on the current activities of the Company and there will be an opportunity to discuss matters of interest to you as a shareholder.

    We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign and return the enclosed proxy card to assure that your shares are represented at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                                   [SIGNATURE]

                                          ANTHONY L. ANDERSEN

                                          Chair--Board of Directors

March 5, 1999

                           DIRECTIONS TO RIVERCENTRE
                           175 WEST KELLOGG BOULEVARD
                             SAINT PAUL, MINNESOTA

                                    [MAP]

FROM THE NORTH

I-35E South to I-94 West. Exit on Marion/Kellogg Boulevard. Turn left and follow Kellogg Boulevard down the hill 1/2 mile. The RiverCentre Ramp will be on the right.

FROM THE EAST

I-94 West. Exit on Marion/Kellogg Boulevard. Turn left and follow Kellogg Boulevard down the hill 1/2 mile. The RiverCentre Ramp will be on the right.

FROM THE WEST

I-94 East. Exit on Marion/Kellogg Boulevard. Turn right and follow Kellogg Boulevard down the hill 1/2 mile. The RiverCentre Ramp will be on the right.

FROM THE SOUTH

I-35E North. Exit on Kellogg Boulevard. Turn right and follow Kellogg Boulevard 1/4 mile. The RiverCentre Ramp will be on the right.

                              H.B. FULLER COMPANY

                           1200 Willow Lake Boulevard
                                 P.O. Box 64683
                         St. Paul, Minnesota 55164-0683
                                 (651) 236-5900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1999

    The Annual Meeting of Shareholders of H.B. Fuller Company will be held at RiverCentre, 175 West Kellogg Boulevard, Saint Paul, Minnesota, on Thursday, April 15, 1999, beginning at 3:00 p.m. for the following purposes:

       (1) to elect four directors for a three-year term;

       (2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending November 27, 1999;

       (3) to consider and vote on a shareholder proposal regarding tobacco-related business of the Company; and

       (4) to transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 18, 1999 are entitled to notice of and to vote at the meeting.

    Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Richard C. Baker
                                          Secretary

March 5, 1999

                              H.B. FULLER COMPANY
                           1200 Willow Lake Boulevard
                                 P.O. Box 64683
                         St. Paul, Minnesota 55164-0683
                                 (651) 236-5900

                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 1999

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of H.B. Fuller Company, a Minnesota corporation (the "Company"), to be voted at the 1999 Annual Meeting of Shareholders and at any adjournment of the meeting (the "Annual Meeting"). This Proxy Statement and form of proxy are being first mailed or given to shareholders on or about March 5, 1999.

    Proxies in proper form received by the time of the Annual Meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of such revocation or a properly executed new proxy to the Secretary of the Company, or by attending the meeting and voting in person.

    The Company will bear the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. Proxies are being solicited primarily by mail. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $4,000 plus associated costs and expenses. In addition, proxies may be solicited by telephone or facsimile, or personally by Company directors, officers and regular employees, who will receive no additional compensation for their services other than their regular salaries.

    Shareholders of record at the close of business on February 18, 1999 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 14,000,698 shares of Common Stock and 45,900 shares of Series A Preferred Stock. Holders of Common Stock are entitled to one vote per share, and holders of Series A Preferred Stock are entitled to 80 votes per share. Holders of Common Stock and Series A Preferred Stock vote as a single class upon the election of directors and upon all matters submitted to shareholders. On a combined basis, 17,672,698 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter (or withholds authority to vote for one or more nominees for director), then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter (or the election of directors). If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The table below presents, as of January 31, 1999 (unless otherwise noted), certain information about all shareholders known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock and information about the beneficial ownership of the Company's Common Stock by each director, nominee and executive officer named in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Elmer L. Andersen, 1483 Bussard Court, Arden Hills, Minnesota 55112, owns 45,900 shares of the Company's Series A Preferred Stock, representing 100% of the class. Based on the Series A Preferred Stock and Common Stock beneficially owned by Mr. Andersen, he controls 21% of the voting power of the Company. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                                          AMOUNT AND NATURE      PERCENT OF
                                                                            OF BENEFICIAL       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                                          OWNERSHIP         OUTSTANDING
----------------------------------------------------------------------  ---------------------   ------------
Capital Guardian Trust Co.............................................       1,079,680(1)          7.71%
Capital International S.A.............................................          32,000(1)          *
  11100 Santa Monica Boulevard
  Los Angeles, California 90025-3384
Anthony L. Andersen...................................................         401,476(2)          2.87%
Norbert R. Berg.......................................................           1,370(3)          *
Edward L. Bronstien, Jr...............................................           6,349(3)          *
Robert J. Carlson.....................................................             403(3)          *
Freeman A. Ford.......................................................           2,903(3)          *
Gail D. Fosler........................................................             703(3)          *
Dr. Reatha Clark King.................................................           3,901(3)          *
Walter Kissling.......................................................         230,750(4)          1.65%
Dr. John J. Mauriel, Jr...............................................           7,003(3)          *
Lee R. Mitau..........................................................           4,348(3)          *
Rolf Schubert.........................................................          65,941(5)          *
Albert P.L. Stroucken.................................................          30,970(6)          *
Lorne C. Webster......................................................          46,003(3)(7)       *
Lars T. Carlson.......................................................          24,266(8)          *
Dr. Hermann Lagally...................................................           9,664(9)          *
John T. Ray, Jr.......................................................          36,506(10)         *
Jerald L. Scott.......................................................          35,683(11)         *
All directors and executive officers as a group (26 persons)..........         989,120(12)         7.06%

------------------------

  *Indicates less than 1%.

  (1) Capital Guardian Trust Company ("CGTC") and Capital International S.A. ("CISA"), which are affiliated entities, reported on a Schedule 13G, dated February 8, 1999, filed with the Securities and Exchange Commission, that CGTC had sole voting power with respect to 951,380 shares, no shared voting power with respect to the shares and sole dispositive power with respect to 1,079,680 shares and that CISA had sole voting and dispositive powers with respect to 32,000 shares. CGTC reported that the filing was made in its capacity as a bank as a result of its serving as the investment manager of various institutional accounts. CISA reported that the filing was made in its capacity as an investment adviser. CGTC is a wholly owned subsidiary of The Capital Group Companies, Inc. CISA is a wholly owned subsidiary of Capital Group International, Inc. which is a wholly owned subsidiary of The Capital Group Companies, Inc. Both CGTC and CISA disclaimed beneficial ownership of the shares they hold.

  (2) Includes 15,750 shares issuable pursuant to stock options which are currently exercisable, 4,826 shares of restricted Common Stock subject to forfeiture, 15,901 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan and 248,301 shares held in a revocable trust.

  (3) Includes the following shares that were awarded under the 1998 Directors' Stock Incentive Plan (including shares acquired upon reinvestment of dividends): Norbert R. Berg--403, Edward L. Bronstien, Jr.--403, Robert J. Carlson--403, Freeman A. Ford--403, Gail D. Fosler--403, Reatha Clark King--403, John J. Mauriel, Jr.--403, Lee R. Mitau--3,848 and Lorne C. Webster--403.

  (4) Includes 578 shares held in trust under the Company's Profit Share Plus Plan.

  (5) Includes 10,500 shares issuable pursuant to stock options which are currently exercisable, 7,549 shares of restricted Common Stock subject to forfeiture and 11,211 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan.

  (6) Includes 20,233 shares of restricted Common Stock subject to forfeiture and 87 shares held in trust under the Company's Thrift Plan.

  (7) Includes 18,300 shares as to which Mr. Webster has shared voting power and shared investment power. Mr. Webster disclaims beneficial ownership of such shares.

  (8) Includes 6,563 shares issuable pursuant to stock options which are currently exercisable, 6,246 shares of restricted Common Stock subject to forfeiture and 11,457 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan.

  (9) Includes 331 shares held in trust under the Company's Profit Share Plus Plan.

 (10) Includes 9,437 shares of restricted Common Stock subject to forfeiture, 5,044 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan and 15,924 shares owned by Mr. Ray's wife.

 (11) Includes 4,560 shares owned by Mr. Scott's wife. Mr. Scott disclaims beneficial ownership of such shares. Also includes 10,500 shares issuable pursuant to stock options which are currently exercisable, 4,610 shares of restricted Common Stock subject to forfeiture and 3,278 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan.

 (12) Includes 56,438 shares issuable pursuant to stock options which are currently exercisable, 7,072 shares of stock that were awarded under the 1998 Directors' Stock Incentive Plan, 78,368 shares of restricted Common Stock subject to forfeiture and 67,060 shares held in trust under the Company's Thrift Plan and Profit Share Plus Plan.

                             ELECTION OF DIRECTORS

    The Board of Directors is currently composed of 13 directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of Edward L. Bronstien, Jr., Walter Kissling, Lee R. Mitau and Lorne C. Webster, will expire at the 1999 Annual Meeting. The term of office for Class I directors, consisting of Robert J. Carlson, Gail D. Fosler, Reatha Clark King, Rolf Schubert and Albert P.L. Stroucken, will expire at the 2000 Annual Meeting. The term of office for Class II directors, consisting of Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr. will expire at the 2001 Annual Meeting.

    At the 1999 Annual Meeting, four persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2002 Annual Meeting and until their successors are duly elected and qualified. The four nominees for election as Class III directors are Edward L. Bronstien, Jr., Walter Kissling, Lee R. Mitau and Lorne C. Webster, all of whom are currently directors. Each of the nominees has agreed to serve as a director if elected. The accompanying proxy will be voted FOR the election of the four nominees named above, unless authority to vote for one or more of such nominees is withheld as specified in the proxy. Therefore, if no instruction is given, the accompanying proxy, if delivered to the Company, will be voted FOR the election of the four nominees.

    The affirmative vote of a majority of the combined voting power of the Common Stock and Series A Preferred Stock represented and entitled to vote at the Annual Meeting is required for the election of each director. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a different nominee selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

    Information concerning the four nominees and the directors whose terms of office will continue after the 1999 Annual Meeting is set forth below. Directors' ages are stated as of January 1, 1999.

--------------------------------------------------------------------------------

             NOMINEES FOR ELECTION TO BOARD OF DIRECTORS--CLASS III

                             (TERM ENDING IN 2002)

--------------------------------------------------------------------------------

                              EDWARD L. BRONSTIEN, JR.
    [PHOTO] Edward L. Bronstien, Jr., age 71, has been President of Rybovich Spencer, a yacht construction, sales and service business in West Palm Beach, Florida, since 1981. He is a member of the Florida Advisory Board of Directors, Wachovia Corporation, Winston-Salem, North Carolina. Mr. Bronstien has been a director of the Company since 1972 and is a member and chair of the Corporate Governance Committee and a member of the Compensation and Executive Committees.

                              WALTER KISSLING
    [PHOTO] Walter Kissling, age 67, was Chief Executive Officer of the Company from 1995 until his retirement in 1998. He also served as President from 1992 to 1998. He was Chief Operating Officer of the Company from 1990 to 1995. He was Chairman from 1985 to 1998 and a director from 1969 to 1998 of Kativo Chemical Industries, S.A., a subsidiary of the Company. He is also a director of Pentair, Inc. Mr. Kissling has been a director of the Company since 1968 and is a member of the Retirement Plans Committee.

                              LEE R. MITAU
    [PHOTO] Lee R. Mitau, age 50, has been Executive Vice President, General Counsel and Secretary of U.S. Bancorp, a regional multi-state bank holding company headquartered in Minneapolis, since 1995. He was a partner in the Corporate Department of the law firm of Dorsey & Whitney LLP from 1983 to 1995. He is a director of Graco, Inc. Mr. Mitau was Secretary of the Company from 1990 to 1995. He has been a director of the Company since 1996 and is a member of the Compensation and Corporate Governance Committees.

                              LORNE C. WEBSTER
    [PHOTO] Lorne C. Webster, age 70, has been Chairman of the Board and Chief Executive Officer of Prenor Group, Ltd., a Montreal-based Canadian financial services holding company, since 1980. He is a director of Consumers Packaging, Inc., Bank of Montreal, Murphy Oil Corporation, Bankmont Financial Corporation and Amalgamated Income LP. Mr. Webster has been a director of the Company since 1970 and is a member and chair of the Retirement Plans Committee.

--------------------------------------------------------------------------------

          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS I

                             (TERM ENDING IN 2000)

--------------------------------------------------------------------------------

                              ROBERT J. CARLSON
    [PHOTO] Robert J. Carlson, age 69, is a director of Advanced Aerospace Design Corp. and Belov Company, Inc. He was Vice Chairman of the Board of J. I. Case Corporation, a worldwide manufacturer of agricultural and construction equipment, from September 1992 to 1994. He was Chairman of the Board and Chief Executive Officer of J. I. Case Corporation from 1991 to 1992. Mr. Carlson has been a director of the Company since 1989 and is a member of the Finance Committee.

                              GAIL D. FOSLER
    [PHOTO] Gail D. Fosler, age 51, is Senior Vice President and Chief Economist of The Conference Board, a non-profit, business-sponsored research and membership organization. From 1989 to 1997, she was Vice President, Chief Economist and Executive Director of The Conference Board. Ms. Fosler is a director of the Unisys Corporation, a trustee of John Hancock Mutual Funds and a director of the National Bureau of Economic Research. Ms. Fosler has been a director of the Company since 1992 and is a member of the Finance Committee.

                              REATHA CLARK KING
    [PHOTO] Reatha Clark King, age 60, has been President and Executive Director of the General Mills Foundation and Vice President of General Mills, Inc., a diversified food company, since 1988. She served as President of Metropolitan State University, St. Paul, Minnesota, from 1977 to 1988. She is a director of Wells Fargo and Company, Exxon Corporation and the Minnesota Mutual Companies, Inc. Dr. King has been a director of the Company since 1978 and is a member and chair of the Corporate Responsibility Committee and a member of the Audit Committee. She is a trustee of the H.B. Fuller Company Foundation.

--------------------------------------------------------------------------------

          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS I

                             (TERM ENDING IN 2000)

--------------------------------------------------------------------------------

                              ROLF SCHUBERT
    [PHOTO] Rolf Schubert, age 60, was Chief Technology Officer of the Company from 1996 to 1998. From 1982 to 1996, he was Vice President, Corporate Research and Development, of the Company. Mr. Schubert has been a director of the Company since 1972 and is a member of the Retirement Plans and Corporate Responsibility Committees.

                              ALBERT P.L. STROUCKEN
    [PHOTO] Albert P.L. Stroucken, age 51, has been President and Chief Executive Officer of the Company since April, 1998. He was General Manager, Inorganics Division of Bayer AG from 1997 to 1998. Prior to that he was Executive Vice President and President of Industrial Chemicals Division, Bayer Corporation, from 1992 to 1997. Mr. Stroucken has been a director of the Company since 1998 and is a member of the Executive and Finance Committees.

--------------------------------------------------------------------------------

          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS II

                             (TERM ENDING IN 2001)

--------------------------------------------------------------------------------

                              ANTHONY L. ANDERSEN
    [PHOTO] Anthony L. Andersen, age 63, has been Chair of the Board of Directors since 1992. He was Chief Executive Officer of the Company from 1973 to 1995 and President of the Company from 1971 to 1992. Mr. Andersen is a director of ECM Publishers, Inc. and a director of Minnesota Mutual Companies, Inc. Mr. Andersen has been a director of the Company since 1966 and is a member and chair of the Executive Committee and a member of the Corporate Governance, Finance and Corporate Responsibility Committees.

                              NORBERT R. BERG
    [PHOTO] Norbert R. Berg, age 66, has been President and owner of Boyer Creek Deer Ranch, Barronett, Wisconsin, since 1988. He was Deputy Chairman of the Board of Control Data Corporation, a computer manufacturing and data services company, from 1980 to 1988. He was a director of First Trust National Association from 1970 to 1996 and a director of Control Data Corporation from 1977 to 1990. Mr. Berg has been a director of the Company since 1976 and is a member and chair of the Compensation Committee and a member of the Corporate Governance Committee.

                              FREEMAN A. FORD
    [PHOTO] Freeman A. Ford, age 57, has been Chairman and Chief Executive Officer of Fafco, Inc., Redwood City, California, a manufacturer of energy conservation equipment, since 1972. Mr. Ford has been a director of the Company since 1975 and is a member and chair of the Finance Committee and a member of the Audit Committee.

                              JOHN J. MAURIEL, JR.
    [PHOTO] John J. Mauriel, Jr., age 66, has been a member of the faculty of The Carlson School of Management, University of Minnesota, since 1965 and the Director of the Bush Educators Program since 1975. Dr. Mauriel has been a director of the Company since 1968 and is a member and chair of the Audit Committee and a member of the Retirement Plans Committee.

DIRECTORS' COMPENSATION

    Each director (except for Anthony L. Andersen, Albert P.L. Stroucken and Rolf Schubert, who are employees of the Company) is paid an annual retainer of $24,000, plus a Board meeting fee of $1,000 for each day of a board meeting attended, and a fee of $1,000 for each day of a committee meeting attended. Committee chairs receive an additional $3,000 retainer annually.

    Under the Company's Directors' Deferred Compensation Plan, formerly named the Directors' Stock Plan, directors may elect to defer receipt of all or a percentage of their retainer and meeting fees and later receive Common Stock under the Directors' Deferred Compensation Plan. If deferral is elected, all deferred cash amounts are increased by 10% and converted into Common Stock units, with the result that such amounts are treated as if they had been invested in shares of Common Stock. In addition, each participating director's account is credited with additional units with a value equal to dividends paid on the Company's Common Stock at the time such dividends are paid. The stock units do not have voting rights. Common Stock is issued to a director pursuant to the Directors' Deferred Compensation Plan at the earliest to occur of (i) the last date on which the director serves as a director (I.E., the date of resignation or removal from the Board or the end of the director's elected term) or, at the option of the director, on the first, second, third, fourth or fifth anniversary of such last date, or later upon death, as may be selected by the director in advance, (ii) disability, (iii) death or (iv) the date of a "change in control" (as defined in the Directors' Deferred Compensation Plan). During the fiscal year ended November 28, 1998, the following directors elected to defer receipt of their retainer and/or meeting fees in the amounts shown:
Norbert R. Berg--$57,550, Edward L. Bronstien, Jr.--$25,750, Robert J. Carlson--$36,450, Gail D. Fosler--$7,430, Reatha Clark King--$24,250, John J. Mauriel, Jr.--$55,050, and Lee R. Mitau--$38,217.

    The Company's Retirement Plan for Directors (the "Directors' Retirement Plan") provides for payment of a retirement benefit to each eligible director, beginning on the later of the date of the director's retirement from the Board or such director's 60th birthday, in an amount equal to the director's annual retainer for the 12-month period preceding such date. The retirement benefit is paid each year for 15 years or the number of years of service as a director, whichever is less. Eligible directors are non-employee directors with a minimum of 10 years of service. The Directors' Retirement Plan is an unfunded plan. However, the Company has placed funds in trust that, although subject to claims of the Company's creditors, are intended to provide benefits under the Directors' Retirement Plan.

    In fiscal year 1997, the Compensation Committee terminated the Directors' Retirement Plan for any director elected to the Company's Board of Directors after October 16, 1997. The Directors' Retirement Plan remains in effect for all eligible directors as of October 16, 1997, except for Lee R. Mitau, who elected to receive 3,417 shares of restricted Common Stock of the Company, as determined by the Board of Directors, in lieu of any retirement benefit that Mr. Mitau otherwise would have been eligible to receive under the Directors' Retirement Plan.

    The Board of Directors and the shareholders of the Company approved the adoption of the 1998 Directors' Stock Incentive Plan (the "1998 Plan") as a replacement for the Directors' Retirement Plan. The Board of Directors believes that awards of stock-based compensation under the 1998 Plan provide an effective means of linking the interests of the directors with the interests of the Company's shareholders. In fiscal year 1998, the Compensation Committee granted to each non-employee director 400 shares of restricted stock which will vest on the earlier of April 23, 2002 or the date on which the director reaches the mandatory retirement age. Dividends are paid on the shares of restricted stock and reinvested in additional shares of restricted stock.

    The Company maintains a program under which non-employee directors are reimbursed for annual physical examinations. During the fiscal year ended November 28, 1998, the Company paid reimbursements of a total of $12,273 for director physical examinations and related expenses.

    The Company has a matching gifts to education program. Under the program, the Company provides a matching contribution in an amount equal to a director's contribution to an eligible educational institution. The maximum amount to be contributed by the Company in any fiscal year on behalf of any director is $1,000. During the fiscal year ended November 28, 1998, the Company matched contributions of $1,000 with respect to Norbert R. Berg, $750 with respect to John J. Mauriel, Jr. and $250 with respect to Edward L. Bronstien, Jr.

    The Company entered into a consulting agreement with Mr. Kissling in connection with his retirement from the Company, which agreement is described below under the heading "Executive Compensation--Employment and Consulting Agreements." The Company has entered into a separation agreement with Mr. Schubert, which agreement is described below under the heading "Executive Compensation--Separation Agreements."

BOARD MEETINGS AND COMMITTEES

    The Board of Directors is responsible for the overall affairs of the Company and conducts its business through meetings of the Board and seven standing committees: Audit, Compensation, Corporate Governance, Corporate Responsibility, Executive, Finance and Retirement Plans. Ad hoc committees are also established under the direction of the Board when necessary to address specific issues.

    The Board of Directors held five meetings during the fiscal year ended November 28, 1998. Each director attended at least 82% of the aggregate of the total number of meetings of the Board and committees on which he or she was a member during the fiscal year, except Robert J. Carlson, who attended 73% of such meetings.

    The Audit Committee (i) makes recommendations to the Board of Directors with respect to the engagement or dismissal of the Company's independent public accountants, (ii) reviews the work and audit plan of the independent public accountants, (iii) reviews financial statements and related disclosures with the independent public accountants and financial management of the Company, (iv) reviews audit fees, (v) reviews and approves the scope and results of the Company's internal auditing procedures, (vi) reviews the adequacy of the Company's internal accounting and financial control systems, (vii) reviews the adequacy of the Company's risk management policies and insurance coverage and
(viii) reviews compliance with the Company's ethical conduct policy. The Audit Committee's members are Freeman A. Ford, Reatha Clark

King and John J. Mauriel, Jr., all of whom are non-employee directors. The committee held five meetings during the fiscal year ended November 28, 1998.

    The Compensation Committee (i) reviews and establishes the Company's overall compensation strategies and programs with respect to officers and directors,
(ii) reviews and approves the Chief Executive Officer's compensation, (iii) approves the total amount of individual achievement awards and (iv) administers and grants awards under the Company's 1992 Stock Incentive Plan and the 1998 Directors' Stock Incentive Plan. The Compensation Committee's members are Norbert R. Berg, Edward L. Bronstien, Jr. and Lee R. Mitau, all of whom are non-employee directors. The committee held seven meetings during the fiscal year ended November 28, 1998.

    The Corporate Governance Committee (i) recommends to the Board nominees for the Board of Directors, (ii) evaluates the performance of directors and is responsible for new director orientation and ongoing director education, (iii) recommends to the Board the election of executive officers, (iv) recommends to the Board appointments to, and the responsibilities of, Board committees, (v) reviews the Company's organizational structure and succession planning, (vi) evaluates the performance of the Chair of the Board and the Chief Executive Officer and (vii) reviews the functioning of the Board and the fulfillment of its legal duties and makes recommendations regarding such matters to the Board. Recommendations by shareholders of potential director nominees may be addressed to the Corporate Governance Committee in care of the Secretary of the Company, who will forward such recommendations to the committee for consideration. The Corporate Governance Committee's members are Norbert R. Berg, Edward L. Bronstien, Jr., Anthony L. Andersen and Lee R. Mitau. The committee held four meetings during the fiscal year ended November 28, 1998.

    The Corporate Responsibility Committee was established in 1998. The Committee's members are Anthony L. Andersen, Reatha Clark King and Rolf Schubert. The committee is currently developing its charter. The committee held no meetings during the fiscal year ended November 28, 1998.

    The Executive Committee acts only between meetings of the Board of Directors and is subject at all times to the control and direction of the Board. Within such limits, the Executive Committee may exercise all of the powers of the Board in the management of the business of the Company, except the power to (i) declare dividends, (ii) fill vacancies on the Board and (iii) adopt, amend or repeal the Company's Bylaws. The Executive Committee's members are Anthony L. Andersen, Edward L. Bronstien, Jr. and Albert P.L. Stroucken. The committee held no meetings during the fiscal year ended November 28, 1998.

    The Finance Committee reviews and makes recommendations to the Board regarding: (i) major financing programs, (ii) dividend policy, (iii) capital and operating budgets and policy, (iv) the purchase and sale of the Company's securities, (v) the financial aspects of acquisitions and divestitures, (vi) third-party guarantees and (vii) the level of overall borrowing authority. The Finance Committee's members are Anthony L. Andersen, Robert J. Carlson, Freeman
A. Ford, Gail D. Fosler and Albert P.L. Stroucken. The committee held five meetings during the fiscal year ended November 28, 1998.

    The Retirement Plans Committee (i) oversees the funding of the Company's pension, thrift and retirement plans, (ii) defines investment policies and performance indices for such plans, (iii) may manage internally all or a portion of the funds for such plans, (iv) selects and removes investment fund managers, trustees and actuarial consultants for such plans, (v) annually reviews actuarial assumptions and computations to determine that the Company's contributions to such plans are adequate and (vi) makes recommendations to the Board regarding the Company's pension, thrift and retirement plans and trusts. The Retirement Plans Committee's members are Walter Kissling, John J. Mauriel, Jr., Rolf Schubert and Lorne C. Webster. The committee held three meetings during the fiscal year ended November 28, 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION OVERVIEW

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and establishing overall compensation programs to ensure the Company's ability to attract, retain and motivate qualified executives and directors on a worldwide basis. The Company's strategy for achieving this objective includes establishing executive officer base pay and short-term and long-term incentive compensation targets at or above competitive levels. Base salary and short-term and long-term incentive compensation are based on a pay-for-performance philosophy. The Committee reviews, on an annual basis, national and regional compensation surveys to determine and establish competitive levels of compensation.

    The Committee believes that ownership of Company Common Stock by executive officers encourages long-term, strategic decision-making that is in the balanced best interests of the Company's constituents. The Committee has, therefore, established guidelines that set forth recommended levels of stock ownership by each executive officer. In support of this philosophy and to maintain alignment with marketplace practice, the Committee has adopted long-term incentive programs. The availability of long-term awards, which involve grants of performance units, restricted stock or restricted stock units, reflects the Committee's views regarding appropriate levels of stock ownership by the Company's executive officers. The size of performance units awards and certain restricted stock awards is based upon an executive's "value ranking," which ranking relates primarily to individual performance. In addition, the value of performance units, restricted stock and restricted stock units is ultimately determined by the performance of the Company and its stock price.

    The Committee currently consists of a Chair and two other non-employee directors, all of whom are elected by the Board of Directors. The Committee reviews and approves the base salaries, cash incentive programs and stock-based incentive awards for the Company's Chief Executive Officer and other executive officers. The Committee has the authority to change the Company's compensation programs at any time. From time to time, the Committee hires experienced outside consultants to analyze and review the Company's compensation programs. The purpose of these reviews is to satisfy the Committee that the Company's compensation programs meet its stated objectives, including competitiveness.

COMPENSATION OF EXECUTIVE OFFICERS

    For fiscal year 1998, the Company's compensation program for its executive officers consisted of five basic elements: base pay; short-term incentive compensation comprised of two components (awards based on Company and/or business unit financial performance and individual achievement); and long-term incentive compensation comprised of two components (performance units and restricted stock units or restricted stock).

    BASE SALARY. Base salaries for the Company's executive officers are generally determined from an assessment of external market pay and internal job value. Merit increases in base salary are tied to annual performance reviews and are generally subject to salary ranges based on market surveys relating to salaries for similar executive officer positions at companies with total revenues comparable to the Company's revenues. Certain of these comparable companies are among the companies included in the S&P Specialty Chemicals Index used in the graph under the caption "Total Shareholder Return Graphs" below. The Committee reviews and considers proposed merit increases for executive officers annually on an individual basis. Effective May 1, 1998, the annual salary of the Chair of the Board was reduced from $437,750 to $275,000 when the Chair ceased to be an executive officer of the Company and to reflect the changes in the Chair's responsibilities. In determining the amount of the Chair's compensation, the Committee considered competitive market practice regarding the transition from the position of a CEO Chair to that of a non-CEO Chair.

    SHORT-TERM INCENTIVE AWARDS. Short-term incentive awards for executive officers are tied directly to Company and/or business unit financial performance and individual achievement. All executive officers of the Company participated in the short-term financial performance and individual achievement award plans for fiscal year 1998 described below, except for Mr. Kissling, who retired during the fiscal year, and the Chair of the Board.

    Short-term incentive awards for executive officers are based on the annual financial performance of the Company and, in some cases, the annual financial performance of a particular business unit. Performance targets are based on the Company's budget as approved annually by the Board of Directors. No incentive payments are made unless a minimum return on sales target for the Company is met. Executive officers are required to achieve targets based on net earnings of the Company and/or the operating earnings of a particular business unit. In fiscal year 1998, the maximum bonus opportunity for the Company's executive officers (other than the Chief Executive Officer) under the Company's annual financial performance award program ranged from 24% to 39% of base salary. No bonuses were paid under the annual financial performance award program for fiscal year 1998 because the target earnings objectives were not achieved.

    In fiscal year 1998, the maximum bonus opportunity for the executive officers (other than the Chief Executive Officer) under the Company's individual achievement award program ranged from 18% to 36% of base salary. For fiscal year 1998, the executive officers (other than the Chief Executive Officer) received individual achievement awards ranging from 0% to 30% of base pay. The awards were granted by the Committee based on a subjective evaluation of each officer's performance.

    The aggregate amount of the financial performance and individual achievement awards is set for each executive officer such that the expected pay-out at target performance levels, together with such executive officer's base salary, would result in a salary and short-term incentive compensation package equal to or in excess of the market rate of such compensation for similar positions at comparable companies.

    LONG-TERM INCENTIVE AWARDS. Long-term incentive awards have been provided through the Company's Performance Unit Plan (the "Unit Plan") and restricted stock or restricted stock units. The Unit Plan was adopted by the Committee pursuant to the Company's 1992 Stock Incentive Plan (the "Stock Incentive Plan") and during fiscal year 1998 related to the Company's financial performance over the three-year period ended November 28, 1998. Under the Unit Plan, the Chief Executive Officer recommended and the Committee reviewed, modified as appropriate and approved an annual assignment of performance units to the Company's executive officers and other senior management employees. However, no units were awarded under the Unit Plan during fiscal year 1998. The units accrued value based on the cumulative achievement of budgeted sales and earnings over the three-year measurement period. If, at the end of the three-year period, cumulative sales and earnings targets were achieved, each performance unit would be converted to a dollar value, and each participant's total dollar amount would be used by the Company to purchase Common Stock of the Company which would be held by the Company for an additional three years as restricted stock. No restricted stock was issued under the Unit Plan for the three-year performance period ended November 28, 1998 because the cumulative sales and earnings targets were not achieved.

    Other long-term incentives in the form of restricted stock or restricted stock units have been awarded periodically in the Committee's discretion, following recommendations by the Chief Executive Officer, under the Stock Incentive Plan to executive officers and other key employees with the goal of establishing and retaining significant stock ownership by management. The restricted stock and restricted stock units vest after 10 years in order to emphasize the importance of long-term planning and decision-making and to align the interests of the officers and other key employees with the long-term performance of the Company.

    In addition to other factors, long-term incentive awards are based on an executive officer's "value ranking." A value ranking reflects the level of contributions by the executive officer and such executive officer's scope of responsibilities and past and current performance as well as future performance potential as determined by the Chief Executive Officer.

    The Chair of the Board did not participate in the long-term incentive programs described above.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    ALBERT P.L. STROUCKEN. Mr. Stroucken became President and Chief Executive Officer of the Company on April 15, 1998. The Company and Mr. Stroucken entered into an employment agreement, dated as of April 16, 1998, which is described in this Proxy Statement under the heading, "Executive Compensation--Employment and Consulting Agreements."

    The Committee and the Board of Directors approved a total compensation package that was designed to be competitive with compensation provided to chief executive officers at chemical manufacturing and allied products companies with total revenues comparable to the Company's revenues, as well as provide a compensation level and structure necessary to obtain an executive with Mr. Stroucken's experience and credentials. Mr. Stroucken's employment agreement provided for an initial annual salary of $600,000, a guaranteed bonus of $300,000 for the fiscal year ended November 28, 1998, and an award of 20,000 shares of restricted Common Stock of the Company.

    Mr. Stroucken's salary will be reviewed periodically by the Committee and may be increased from time to time as determined by the Committee to reflect Mr. Stroucken's contributions to the Company, the Company's performance, competitive practice and general market conditions. Mr. Stroucken did not receive a salary increase during the fiscal year.

    Under the terms of Mr. Stroucken's employment agreement, Mr. Stroucken has the opportunity to earn up to 100% of his base salary under the two components of his annual short-term incentive plan. For fiscal year 1998, Mr. Stroucken was guaranteed a minimum payment of $300,000 in connection with his employment as President and Chief Executive Officer of the Company. For fiscal year 1998, Mr. Stroucken was eligible to earn an incentive award of up to 50% of his pro-rated 1998 salary based on the Company's net earnings, with 35% of his base salary paid if 100% of budgeted net earnings was achieved and 50% if 105% of the budgeted net earnings was achieved. No incentive award was paid to Mr. Stroucken based on Company performance because the target earnings objective was not achieved. Mr. Stroucken also was eligible to earn up to 50% of his pro-rated 1998 base salary under his individual achievement award program. However, the Committee did not make a determination regarding such award because any amount awarded would have been offset by the $300,000 payment guaranteed to Mr. Stroucken, as described above.

    Mr. Stroucken was granted 20,000 shares of restricted Common Stock of the Company which vest on April 16, 2002, subject to Mr. Stroucken's continued employment with the Company. The shares may vest earlier in two separate installments of 10,000 shares each if the Company achieves a consolidated net return on sales (excluding restructuring charges) of at least 4% for fiscal year 1999 and at least 5% for fiscal year 2000.

    WALTER KISSLING. Mr. Kissling, who served as President and Chief Executive Officer of the Company prior to Mr. Stroucken, retired from the Company on May 5, 1998. During fiscal year 1998, Mr. Kissling received a 4% salary increase. Each year the Committee reviews competitive market data from several survey sources and compares it to the current base salary of the Chief Executive Officer. The market data is selected from compensation surveys that include data from chemical manufacturing and allied products companies with total revenues comparable to the Company's revenues. The Committee targets the base salary of the Chief Executive Officer to be at or above those competitive levels. Certain of the companies included in the surveys used by the Committee are among the companies in the S&P Specialty Chemicals Index. The factors the Committee considered (without assigning any priority among the factors) in reaching its decision regarding Mr. Kissling's salary increase were the progress by the Company's management team in implementing the Company's profitability improvement plan, the results of the performance evaluation of the Chief Executive Officer by the Corporate Governance Committee and a comparison of current market data.

    Mr. Kissling did not receive any short-term or long-term incentive awards during fiscal year 1998 as he retired from the Company during the year. In connection with Mr. Kissling's retirement, the Company entered into a consulting agreement with

Mr. Kissling which is described in this Proxy Statement under the heading, "Executive Compensation--Employment and Consulting Agreements."

    The Company has a policy governing international service assignments. One of the objectives of this policy is to assist an employee in maintaining reasonable comparability in his or her purchasing power and standard of living when such employee relocates to another country at the request of the Company. The international service policy also provides for tax equalization payments to offset higher tax liability in the country in which the employee has relocated. In 1990, Mr. Kissling moved to the United States from Costa Rica at the time he became Chief Operating Officer and Executive Vice President of the Company. As a result of his relocation, Mr. Kissling became eligible to receive payments under the international service assignment policy. In fiscal year 1998, Mr. Kissling received a tax equalization payment of $270,013 under the policy.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Internal Revenue Code Section 162(m) limits the ability of the Company to deduct certain compensation in excess of $1,000,000 paid to current executive officers named in the Summary Compensation Table below. In the event that compensation paid by the Company to any executive officer of the Company during the current or any subsequent fiscal year exceeds $1,000,000, such excess may not qualify as a tax deduction for the Company under the provisions of Section 162(m).

    The Committee believes that discretionary control over certain aspects of executive compensation is critical to the overall compensation philosophy of the Company, which is to attract, retain and motivate executive officers and other key employees in a manner that furthers the best interests of all of the Company's stakeholders. Guided by this philosophy, the Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under the Company's compensation programs and will do whatever they consider to be in the best balanced interests of the Company's constituencies.

                                          Mr. Norbert R. Berg
                                          Mr. Edward L. Bronstien, Jr.
                                          Mr. Lee R. Mitau

                                          Members of the Compensation
                                            Committee

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation and certain other components of compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, the former Chief Executive Officer who served during the last fiscal year, the four other most highly compensated executive officers of the Company during the last fiscal year and two other individuals who ceased to serve as an executive officer during the last fiscal year.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                            ANNUAL COMPENSATION                        AWARDS
                            ---------------------------------------------------   ----------------
NAME AND PRINCIPAL                                                 OTHER ANNUAL      RESTRICTED           ALL OTHER
  POSITION            YEAR     SALARY(1)            BONUS(3)       COMPENSATION   STOCK AWARDS(4)      COMPENSATION(5)
--------------------  ----  ----------------     ---------------   ------------   ----------------     ----------------
Albert P.L.           1998      $    381,923        $    300,000     $122,580(6)  $     1,261,250      $         3,054
  Stroucken
  President and
  Chief Executive
  Officer

Walter Kissling       1998      $    368,122(2)     $          0     $373,705(7)  $             0      $       702,550(8)
  Former President    1997           515,000             175,100      504,399              81,750                1,875
  and Chief           1996           482,082             200,000      573,229              52,125                    0
  Executive Officer

Lars T. Carlson       1998      $    260,990        $     79,000     $      0     $        75,375      $         4,800
  Sr. Vice President  1997           255,337              70,000            0              81,750                6,675
  Administration      1996           234,951              65,000       63,656              52,125                4,500

Hermann Lagally(9)    1998      $    288,366        $          0     $      0     $        75,375      $       630,215(10)
  Group President     1997           266,530              40,779            0              81,750                2,247
  Europe              1996           295,896              34,586            0              41,700                    0

John T. Ray, Jr.      1998      $    353,710        $     78,000     $      0     $        75,375      $         4,757
  Sr. Vice President  1997           340,106              90,000            0              81,750                6,675
  General Manager     1996           325,772             100,000            0              52,125                4,500
  North American ASC

Rolf Schubert         1998      $    243,598        $     70,643     $      0     $        60,300      $       472,868(11)
  Vice President      1997           234,229              49,125            0              65,400                6,675
  Chief Technology    1996           226,479              45,000            0              41,700                4,500
  Officer

Anthony L. Andersen   1998      $    342,812        $          0     $      0     $             0      $         4,699
  Chair--Board of     1997           437,750              78,795            0                   0                4,800
  Directors and       1996           504,000                   0            0                   0                4,500
  former executive
  officer

Jerald L. Scott       1998      $    298,751        $     83,650     $      0     $        75,375      $       675,986(12)
  Former Sr. Vice     1997           279,870              80,000            0              81,750                6,675
  President           1996           252,660              70,000        2,800              52,125                4,500
  Operations

------------------------

(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's Thrift Plan.

(2) The salary amount for Mr. Kissling includes cash compensation deferred under a deferred compensation agreement with the Company, whereby beginning

    January 1, 1995 Mr. Kissling agreed to defer 35% of his base salary and bonus earned. The deferred amount (including previously accrued interest) is credited on a monthly basis with interest equal to Wall Street prime plus 1%. The entire deferred amount plus accrued interest will be distributed in a lump sum on the earliest of: (i) June 30 of the year following the year Mr. Kissling ceases to be a U.S. resident for U.S. income tax purposes, (ii) 60 days following death of Mr. Kissling, (iii) January 10, 2001 or (iv) upon a change in control of the Company. The Company has placed funds in a trust that remain subject to claims of the Company's creditors but otherwise are intended to assist the Company in making payment of such deferred amounts together with accrued interest. $68,735 was deferred in 1998. In addition, the Company has agreed to reimburse Mr. Kissling for certain taxes that may be due upon payment to Mr. Kissling of his deferred compensation. As of the end of fiscal year 1998, the estimated amount of such tax reimbursement was $362,000. In addition, Mr. Kissling's 1998 salary includes a cash payment of $72,100 in lieu of unused earned and accrued vacation.

(3) The bonus amounts were paid pursuant to the Company's short-term incentive plans described above in the Compensation Committee Report on Executive Compensation.

(4) The Company issues restricted stock and restricted stock units under the Company's 1992 Stock Incentive Plan. Restricted stock represents shares of the Company's Common Stock held by the Company on behalf of the participant. Each restricted stock unit represents the right to receive one share of the Company's Common Stock. Restricted stock and restricted stock units will be forfeited and reacquired by the Company unless the participant remains in the continuous employment of the Company or an affiliate of the Company for a period of ten years from the date of grant (or four years in the case of shares held by Mr. Stroucken--see "Compensation Committee Report on Executive Compensation"). However, the restricted stock and restricted stock units will vest earlier in the event of death, disability or retirement, or a change in control of the Company, or as otherwise authorized by the Compensation Committee. Dividends are paid on restricted stock and dividend equivalents accrue with respect to restricted stock units at the same rate as paid to all holders of the Company's Common Stock, but in the form of additional shares of restricted stock or restricted stock units, as the case may be, rather than cash. The value of each award shown in the table was determined by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares or units awarded. As of November 28, 1998, Mr. Stroucken held a total of 20,233 shares of restricted stock (including accrued dividend shares) having a then current value of $880,135, Mr. Carlson held a total of 6,246 shares of restricted stock (including accrued dividend shares) having a then current value of $271,701 and a total of 3,191 restricted stock units (including accrued dividend equivalents) having a then current value of $138,808, Dr. Lagally held a total of 7,833 restricted stock units (including accrued dividend equivalents) having a then current value of $340,735, Mr. Ray held a total of 9,437 shares of restricted stock (including accrued dividend shares) having a then current value of $410,509, Mr. Schubert held a total of 7,549 shares of restricted stock (including accrued dividend shares) having a then current value of $328,381, Mr. Andersen held a total of 4,826 shares of restricted stock (including accrued dividend shares) having a then current value of $209,931 and Mr. Scott held a total of 4,610 shares of restricted stock (including accrued dividend shares) having a then current value of $200,535 and a total of 4,826 restricted stock units (including accrued dividend equivalents) having a then current value of $209,931.

(5) Amounts include (i) the Company's matching contributions under the terms of the Company's Thrift Plan (a 401(k) plan), including the following amounts for fiscal year 1998: Mr. Stroucken ($3,054), Mr. Carlson ($4,800), Mr. Ray ($4,757), Mr. Schubert ($4,800), Mr. Andersen ($4,699) and Mr. Scott ($4,800) and (ii) the following amounts contributed by the Company for fiscal year 1997 under the Company's Profit Share Plus Plan, a non-leveraged employee stock ownership plan: Mr. Kissling ($1,875), Mr. Carlson ($1,875), Dr. Lagally ($2,247), Mr. Ray ($1,875), Mr. Schubert ($1,875) and Mr. Scott ($1,875). No amounts were contributed under the Profit Share Plus Plan for fiscal years 1996 and 1998. The amount contributed by the Company to each employee's account under the Profit Share Plus Plan is calculated according to a predetermined formula. The Company's contributions are made in cash, Company Common Stock or a combination of cash and Common Stock. Substantially all of the assets of the Profit Share Plus Plan are invested in Common Stock of the Company. A participant is fully vested in the balance of his or her account upon the occurrence of certain specified circumstances, including a change in control of the Company or the completion of five years of continuous service. Each of the individuals named in the Summary Compensation Table, except Mr. Stroucken, has been employed by the Company for more than five years and, therefore, is fully vested in the balance of his account. Distribution of a participant's vested account balance is made only upon the termination of employment.

(6) This amount includes a $100,000 transition allowance paid to Mr. Stroucken under the terms of his employment agreement.

(7) This amount includes $270,013 paid to Mr. Kissling under the Company's international service assignment policy to offset the adverse impact of being subject to additional income taxation while living in the United States, $31,824 of deferred compensation relating to the payment by Mr. Kissling of premiums on term life insurance policies, $12,500 for the cost of housing provided to Mr. Kissling, $24,500 representing the "above-market" portion of the earnings on deferred compensation credited to Mr. Kissling and $23,213 of relocation expenses.

(8) Includes $555,000 paid and payable under Mr. Kissling's Consulting Agreement and First Amendment to International Service Agreement and Non-Competition Agreement, $60,000 annual office allowance and $87,550 paid in connection with his termination of employment.

(9) Dr. Lagally's salary and bonus reflect the foreign exchange rates in effect at the end of each applicable fiscal year.

(10) Dr. Lagally retired on December 15, 1998. This amount includes amounts paid and payable under the terms of Dr. Lagally's retirement agreement reflecting the foreign exchange rate in effect on December 31, 1998.

(11) Includes $446,889 paid and payable under the terms of Mr. Schubert's separation agreement and $21,179 for a company vehicle transferred to Mr. Schubert.

(12) Includes $650,935 paid and payable under the terms of Mr. Scott's separation agreement and $20,251 for a company vehicle transferred to Mr. Scott.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR END OPTION
  VALUES

    The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table above during fiscal year 1998 and the value of stock options held by such officers at the end of fiscal year 1998. No stock options were granted to the executive officers during fiscal year 1998.

                                                                                         VALUE OF
                                                                                       UNEXERCISED
                                                              NUMBER OF SECURITIES     IN-THE-MONEY
                                                                   UNDERLYING           OPTIONS AT
                              SHARES ACQUIRED      VALUE       UNEXERCISED OPTIONS        FISCAL
            NAME                ON EXERCISE      REALIZED     AT FISCAL YEAR END(1)    YEAR END(2)
----------------------------  ---------------  -------------  ---------------------  ----------------
Albert P.L. Stroucken.......             0      $         0                 0          $          0
Walter Kissling.............        27,000      $ 1,258,503                 0          $          0
Lars T. Carlson.............             0      $         0             6,563          $    191,420
Hermann Lagally.............           500      $    14,130                 0          $          0
John T. Ray, Jr.............        10,500      $   489,999                 0          $          0
Rolf Schubert...............             0      $         0            10,500          $    306,249
Anthony L. Andersen.........             0      $         0            15,750          $    459,374
Jerald L. Scott.............             0      $         0            10,500          $    306,249

------------------------

(1)All options are currently exercisable.

(2)The value was determined by subtracting the exercise price per share from the closing market price per share of the Company's Common Stock on November 30, 1998.

RETIREMENT PLANS

    The Company's Retirement Plan (the "United States Plan") is a defined benefit, tax qualified plan that provides noncontributory benefits for U.S. employees. The amount of plan benefits is determined by a formula based on the employee's highest average compensation, including commissions and bonuses, during five of the final ten years of credited service. The amount of compensation covered by the United States Plan is limited by requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan") provides for the payment of additional amounts to certain key employees of the Company and its subsidiaries (including the executive officers named in the Summary Compensation Table, other than Dr. Lagally) so that they will receive in the aggregate the benefits they would have been entitled to receive under the United States Plan without the limitations imposed by the Internal Revenue Code or ERISA. The Supplemental Plan is an unfunded plan. However, the Company has placed funds in a trust that remain subject to claims of the Company's creditors but otherwise are intended to provide Supplemental Plan benefits. The Supplemental Plan provides a specified level of retirement income based on a participant's length of service and final average compensation (as defined in the Supplemental Plan), which amount is offset by retirement income from certain other sources.

    The following table shows the estimated annual benefits on a straight line annuity basis payable to the executive officers named in the Summary Compensation Table (other than Dr. Lagally) with 15 or more years of service upon normal retirement under the United States Plan and the Supplemental Retirement Plan.

FINAL AVERAGE    ANNUAL
COMPENSATION    BENEFITS
-------------  ----------
2$25,000.....  $   96,386
3$00,000.....  $  133,886
3$75,000.....  $  171,386
4$50,000.....  $  208,886
5$25,000.....  $  246,386
6$00,000.....  $  283,886
6$75,000.....  $  321,386
7$50,000.....  $  358,886
8$25,000.....  $  396,386
9$00,000.....  $  433,886

    The maximum number of years of service for which pension benefits accrue under the Supplemental Plan is 15. Mr. Kissling, Mr. Carlson, Mr. Ray, Mr. Schubert, Mr. Andersen and Mr. Scott each had more than 15 years of service as of November 28, 1998, and their covered compensation under the Plans for the fiscal year ended November 28, 1998 was equal to the base salary and bonus amounts set forth in the Summary Compensation Table.

    Mr. Stroucken participates in the United States Plan and the Supplemental Plan. Under the terms of his employment agreement with the Company he was credited with 15 years of service under the Supplemental Plan.

    Dr. Lagally participates in a personal retirement plan. The benefits formula is based upon 1% of his monthly base salary, averaged from the last five years, and multiplied by 26 years of service. Under the terms of his plan, Dr. Lagally will receive a pension benefit of approximately $61,342 per year, based on the foreign exchange rate on December 31, 1998.

    In addition to his benefits under the Company's United States Plan and the Supplemental Plan, Mr. Scott has an additional supplemental retirement benefit as described below under the heading "Separation Agreements."

EMPLOYMENT AND CONSULTING AGREEMENTS

    ALBERT P.L. STROUCKEN. On April 16, 1998, the Company entered into an employment agreement with Mr. Stroucken pursuant to which Mr. Stroucken became employed as President and Chief Executive Officer of the Company for an initial term of three years. The term of employment is automatically extended on a daily basis, so that the term of employment continues to be three years (but not later than March 31, 2004), unless the Company or Mr. Stroucken gives notice to the other that the term will not be extended. Under the terms of the agreement, Mr. Stroucken's employment will terminate on March 31, 2004 unless the Company and Mr. Stroucken agree to extend it beyond that date.

    Mr. Stroucken's employment agreement provides for an initial annual base salary of $600,000, an annual bonus opportunity to earn up to 100% of his base salary if performance goals to be determined by the Compensation Committee are met, participation in the Company's long-term incentive program and employee benefit plans, and specified perquisites and relocation benefits. The agreement also provided for an award of 20,000 shares of restricted Common Stock of the Company, which is described above in the Compensation Committee Report on Executive Compensation. The employment agreement prohibits Mr. Stroucken from disclosing confidential information and engaging in certain activities competitive with the Company.

    In the event of Mr. Stroucken's death or disability during the term of the employment agreement, the Company will pay to Mr. Stroucken's spouse or estate, as the case may be, three equal annual installments, each in an amount equal to the sum of (i) Mr. Stroucken's average annual base salary over the preceding two years plus (ii) Mr. Stroucken's average annual bonus over the preceding two years. In the event that Mr. Stroucken's employment terminates on March 31, 2004 in accordance with the terms of the employment agreement, or during the term of the employment agreement the Company terminates Mr. Stroucken's employment without cause or Mr. Stroucken terminates his employment for good reason, the Company will pay to Mr. Stroucken three equal annual installments, each in an amount equal to the sum of (i) Mr. Stroucken's average annual base salary over the preceding two years plus (ii) Mr. Stroucken's average annual bonus over the preceding two years and will provide him with certain benefits and perquisites for a three-year period.

    If within one year after a change in control of the Company Mr. Stroucken's employment is terminated by either Mr. Stroucken or the Company for any reason other than cause, or if within three years after a change in control (i) the Company terminates Mr. Stroucken's employment without cause or (ii) Mr. Stroucken terminates his employment for good reason, the Company will pay to Mr. Stroucken a lump sum payment equal to three times the sum of (i) Mr. Stroucken's annual base salary (at the highest rate in effect at any time during the three months prior to the date of the change in control) plus (ii) the largest amount of Mr. Stroucken's annual bonus awarded in any of the three years preceding the date of the change in control. In addition, the Company will provide Mr. Stroucken with certain benefits and perquisites for a three-year period following such termination of employment. In the event that such payments by the Company to Mr. Stroucken are subject to any excise tax, the Company is obligated to reimburse Mr. Stroucken for the amount of the excise tax and for any taxes imposed upon such reimbursement.

    OTHER EXECUTIVE OFFICERS. The Company currently has employment agreements with Mr. Carlson, Mr. Ray, Mr. Schubert, Mr. Andersen and Mr. Scott prohibiting disclosure of confidential information, prohibiting the employee from engaging in certain competitive activities for a specified period up to 36 months after termination of employment, and requiring the assignment to the Company of certain discoveries and inventions developed by the employee. The employment agreements have indefinite terms. The employment agreements also provide that under certain circumstances the Company will compensate the employee during the non-competition period in an amount equal to the difference between (i) the amount of monthly compensation subsequently earned and (ii) monthly basic compensation (as defined in the agreement) from the Company at the time of termination of employment. As of November 28, 1998, the present monthly basic compensation for Mr. Carlson, Mr. Ray, Mr. Schubert, Mr. Andersen and Mr. Scott which would be offset by the amount of monthly compensation subsequently earned is $21,749, $29,476, $20,300, $22,917 and $24,896, respectively.

    WALTER KISSLING. Prior to his retirement from the Company on May 5, 1998, Mr. Kissling was on an international service assignment, subject to the terms of an international service agreement with the Company setting forth the expected duration of the international assignment, the position and salary for that assignment, the goods and services and housing equalization reimbursement, relocation expenses reimbursement and tax equalization payments. See the Compensation Committee Report on Executive Compensation above for further discussion of the Company's policy with respect to international service compensation. In connection with Mr. Kissling's retirement, Mr. Kissling entered into a consulting agreement with the Company and agreed to certain amendments to his international service agreement and non-competition agreement with the Company. Under the terms of the consulting agreement, Mr. Kissling has agreed to provide consulting services to the Company for up to 300 hours per calendar year for a period of two years following his retirement date. In connection with the consulting agreement, Mr. Kissling and the Company agreed to extend the term of Mr. Kissling's non-competition agreement from two years to five years following the date of his retirement and clarified the terms of the tax equalization payments under Mr. Kissling's international service agreement. In consideration of the consulting agreement and the amendments to the related agreements, the Company agreed to pay Mr. Kissling an aggregate of $555,000 in three installments, plus a monthly office allowance of $2,500 for a period of two years following the date of Mr. Kissling's retirement. The Company also agreed to indemnify Mr. Kissling against any U.S., state or local income tax liability to the extent that any of the payments are subject to such taxation. All tax equalization obligations of the Company with respect to any other income of Mr. Kissling after April 30, 1998, including income recognized upon the exercise of stock options or the vesting of restricted stock units granted by the Company, have terminated.

SEPARATION AGREEMENTS

    HERMANN LAGALLY. Dr. Lagally retired from the Company on December 15, 1998. In connection with his retirement, Dr. Lagally and the Company entered into an agreement whereby the Company agreed to pay him on December 31, 1998 a lump sum amount equal to $483,688 in consideration of the termination of his existing employment agreement with the Company. The agreement also provides that Dr. Lagally will not engage in certain competitive activities with the Company through October 31, 1999, for which Dr. Lagally will receive a lump sum payment in an amount equal to $146,527 prior to October 31, 1999. These amounts are based on the foreign exchange rates in effect on December 31, 1998.

    ROLF SCHUBERT. The Company entered into a separation agreement with Mr. Schubert in connection with his resignation as Vice President and Chief Technology

Officer of the Company on December 31, 1998. Under the agreement, the Company agreed to retain Mr. Schubert as an inactive employee of the Company until July 31, 2000, during which time Mr. Schubert will provide consulting services to the Company. Mr. Schubert is also a member of the Board of Directors of the Company. During such period, Mr. Schubert will receive a monthly salary of $20,300 and employee benefits under the Company's employee benefit plans. As part of the separation agreement, the Company agreed that the vesting requirements with respect to the shares of restricted stock of the Company held by Mr. Schubert would be waived as of March 1, 1999. Mr. Schubert also agreed not to engage in any competitive activities with the Company through December 31, 2000.

    JERALD L. SCOTT. The Company entered into a separation agreement with Mr. Scott in connection with his resignation as Senior Vice President, Operations of the Company on October 31, 1998. Under the agreement, the Company agreed to retain Mr. Scott as an inactive employee of the Company until October 31, 2000, during which time Mr. Scott will provide consulting services to the Company. During such period, Mr. Scott will receive a monthly salary of $24,896 and employee benefits under the Company's employee benefit plans. As part of the separation agreement, the Company agreed that the vesting requirements with respect to the shares of restricted stock of the Company held by Mr. Scott would be waived as of October 31, 2000, unless the Company terminates his employment prior to such date. In addition, the Company agreed to provide Mr. Scott with a supplemental retirement benefit, in addition to his retirement benefits under the Company's Retirement Plan and Supplemental Executive Retirement Plan, of $1,412 monthly until Mr. Scott reaches age 62, and $324 monthly thereafter until his death. Under the agreement, Mr. Scott also agreed not to engage in any competitive activities with the Company through December 31, 2000.

CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into a change in control agreement with each of its executive officers (other than Mr. Stroucken who has a change in control agreement within his employment agreement, as described above). The one-year term of each agreement is automatically extended on a daily basis, so that the term continues to be one year, unless the Company gives notice to the officer that the term will not be extended. Upon the occurrence of a change in control of the Company, the term of the agreement is automatically extended to the third anniversary of the date on which the change in control occurs. If during such three-year period the officer's employment is terminated by the Company for any reason other than cause or disability or the officer terminates his or her employment for good reason, or if the officer terminates his or her employment for any reason during the 90-day period following the first anniversary of the occurrence of a change in control, the Company will pay to the officer a lump sum payment equal to three times the sum of (i) the officer's annual base salary (at the highest rate in effect at any time during the three months prior to the date of the change in control) plus (ii) the largest amount of the officer's annual bonus payable for any fiscal year during the period commencing three years prior to the date of the change in control and ending on the date of the officer's termination of employment. In addition, the officer is entitled to medical and dental benefits for a three-year period following such termination of employment and certain perquisites. In the event that such payments and benefits to the officer are subject to an excise tax imposed by the Internal Revenue Code and the amount of the officer's "parachute payments" (as defined in the Code) does not exceed 330% of the officer's "base amount" (as defined in the
Code), then such payments and benefits will be adjusted so that the amount of the parachute payments equals 299% of such base amount. In the event that such payments and benefits exceed 330% of the officer's base amount, the Company is obligated to reimburse the officer for the amount of any excise taxes imposed on such payments and benefits and for any taxes imposed upon such reimbursement.

    The Company has certain other compensatory arrangements with its executive officers which will result from a change in control of the Company. The Company's Supplemental Executive Retirement Plan provides that if within three years after a change in control the officer's employment is terminated by the Company without cause or the officer terminates his or her employment for good reason, or if the officer terminates his or her employment for any reason during the 30-day period following the first anniversary of the occurrence of a change in control, then five years shall be added to the officer's age and five years shall be added to the officer's years of credited service for purposes of determining benefits under the Plan. If an officer's employment terminates as described above and the officer is not entitled to a benefit under the Plan, then the officer shall be paid an annual benefit equal to 25% of his or her final average compensation, regardless of age or years of credited service.

    In addition, in the event of a change in control of the Company, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under the Company's stock incentive plans immediately vest in full.

EXCHANGE AGREEMENT

    On July 18, 1996, the Company and Elmer L. Andersen, the holder of 45,900 shares of the Company's Series A Preferred Stock (which constitute all of the outstanding shares of Series A Preferred Stock), entered into an Exchange Agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement, the Company has agreed, in the event any rights to purchase Common Stock (the "Rights") issued pursuant to the Company's Shareholder Rights Plan (the "Rights Plan") are distributed under the Rights Plan, to issue 45,900 shares of Series B Preferred Stock in exchange for the 45,900 shares of Series A Preferred Stock. The Series B Preferred Stock, which was authorized by the Company's Board of Directors on July 18, 1996, has the same rights and preferences as the Series A Preferred Stock, except for the voting rights provisions. As in the case of the Series A Preferred Stock, the Series B Preferred Stock initially has 80 votes per share (as compared to the Company's Common Stock which has one vote per share). However, upon exercise or exchange of any Rights pursuant to the Rights Plan, the voting power of the Series B Preferred Stock will be increased such that the issuance of Common Stock pursuant to the exercise or exchange of Rights pursuant to the Rights Plan will not diminish the voting power of the Series B Preferred Stock. The Exchange Agreement will terminate at such time as Mr. Andersen, his spouse, his children and his more remote issue and their spouses (collectively, "Andersen Family Members") do not own a majority of the outstanding shares of the Series A Preferred Stock. In addition, any shares of Series B Preferred Stock held by a person who is not an Andersen Family Member will be entitled to only one vote per share.

                        TOTAL SHAREHOLDER RETURN GRAPHS

    Set forth below are two graphs: the first comparing the yearly cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Specialty Chemicals Index, and the second comparing the yearly cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P Midcap 400 Index and the Domini Social Index, both of which include the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     NOV-93     NOV-94     NOV-95     NOV-96     NOV-97     NOV-98
Fuller (H. B.) Co.                       $100        $98       $100       $150       $158       $142
S&P 500(0) Index                         $100       $101       $138       $177       $227       $281
S&P(0) Specialty Chemicals Index         $100        $85       $115       $125       $139       $128

                                             *Total return assumes reinvestment
                                             of all dividends

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            FULLER (H. B.) CO.     S&P(0) MIDCAP 400 INDEX     DOMINI SOCIAL INDEX
Nov-93                     $100                         $100                    $100
Nov-94                      $98                         $100                    $101
Nov-95                     $100                         $132                    $139
Nov-96                     $150                         $157                    $177
Nov-97                     $158                         $200                    $235
Nov-98                     $142                         $213                    $299

                                             *Total return assumes reinvestment
                                             of all dividends

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP, independent certified public accountants, to be the Company's auditors for the fiscal year ending November 27, 1999. PricewaterhouseCoopers LLP served as the Company's auditors for the fiscal year ended November 28, 1998. If the Board of Directors' appointment of auditors is not ratified by the shareholders, the Board of Directors intends to reconsider that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. Proxies will be voted in favor of ratification of the appointment of the auditors unless otherwise specified.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
         RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

                              SHAREHOLDER PROPOSAL

    Domini Social Investments LLC has stated its intention to submit the following proposal at the Annual Meeting. The Company will promptly furnish the address and the number of shares held by the proponent to each person requesting such information orally or in writing.

    The Board of Directors has carefully considered this proposal and has concluded that its adoption would not be in the best interests of the Company or its shareholders. Proxies solicited by the Board of Directors will be voted AGAINST the shareholder proposal, unless shareholders specify a contrary choice on their proxies.

    The affirmative vote of a majority of the combined voting power of the Common Stock and the Series A Preferred Stock represented and entitled to vote at the Annual Meeting is required to approve the shareholder proposal.

THE PROPOSAL

    "WHEREAS: H.B. Fuller has been acknowledged to be a leader among U.S. corporations which act in a socially and environmentally responsible manner. The company has been lauded in particular for its community involvement and endorsement of the CERES Principles, a ten-point code for corporate environmental performance and accountability.

    We believe that Fuller's reputation is undermined by its involvement in the tobacco industry. Our Company sells adhesives which glue cigarette paper together as well as filters to cigarettes thus making the manufacture of cigarettes possible. Our Company profits from a product that endangers global health.

    Our Company boasts in tobacco industry journals that "In the world of cigarettes, we speak many languages," and markets its product worldwide under the slogan, "However you say 'cigarette adhesives,' H.B. Fuller understands."

    Increasingly, studies show carcinogens develop when various tobacco additives are smoked. Our Company has not published any independent studies showing what happens when our adhesives are smoked which leaves H.B. Fuller open to potential litigation.

    The net of liability related to tobacco manufactures has been extended to manufacturers of intermediate goods sold to the industry. For instance, Kimberly-Clark, although not a cigarette manufacturer, was sued by West Virginia for its participation in the tobacco chain. In response to shareholder concerns and because it felt that its involvement in tobacco was "not compatible" with the rest of its operations, Kimberly Clark spun off its tobacco-related entities.

    Pfizer has made a decision not to sell its products (ranging from herbicides for tobacco plant additives for cigarettes) to any tobacco-related entity. Other companies have done likewise. We believe it would also be in H.B. Fuller's best interest to end adhesive sales for cigarettes.

    BE IT RESOLVED: the shareholders request the Board of Directors adopt a policy not to sell its adhesives to any tobacco-related company when they will be used for the production of cigarettes or other tobacco products until it can be shown that tobacco, if used as intended in cigarettes and smokeless tobacco, is not detrimental to health.

                              Supporting Statement

    With plants in 41 countries, H.B. Fuller plays an important role in the worldwide tobacco industry. The Company's involvement in the tobacco industry potentially exposes it to unnecessary financial, legal and health risks. Consequently, as shareholders we believe it is best for the Company to extricate itself from any involvement in the tobacco industry. Please support this resolution by voting YES."

THE RESPONSE OF THE BOARD OF DIRECTORS

    On a continuing basis, the Company is faced with making decisions that balance differing and often conflicting values and objectives. After thoughtfully and carefully considering the implications of the shareholder proposal to the Company's constituencies--its customers, employees, shareholders and the communities in which the Company operates--the Board of Directors believes the Company should not adopt the resolution as proposed.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                            THE SHAREHOLDER PROPOSAL

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership, and reports of changes in ownership of securities of the Company, with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all such forms. Based solely on a review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, during the fiscal year ended November 28, 1998, its executive officers and directors complied with all Section 16(a) filing requirements.

                                 OTHER MATTERS

    The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of the Company.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

    Any shareholder proposals intended for the Company's Annual Meeting to be held in 2000 that are requested to be included in the Company's Proxy Statement must be received at the principal executive offices of the Company by the close of business on November 5, 1999.

    Any other shareholder proposals to be presented at the Company's Annual Meeting to be held in 2000 must be given in writing to the Chief Executive Officer or Chief Financial Officer of the Company and received at the principal executive offices of the Company by the close of business on November 5, 1999. The proposal must contain the specific information required by the Company's Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.

                                                [SIGNATURE]

                                          Richard C. Baker

                                          Secretary

Dated: March 5, 1999

                              H.B. FULLER COMPANY
                                    PROXY
             1999 ANNUAL MEETING OF SHAREHOLDERS -- APRIL 15, 1999
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Albert P.L. Stroucken, Jorge Walter Bolanos and Richard C. Baker, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as checked below and otherwise in their discretion, upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at RiverCentre, 175 West Kellogg Boulevard, Saint Paul, Minnesota on Thursday, April 15, 1999, at 3:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)


                                    [LOGO]

                           THE H.B. FULLER COMPANY
                                ANNUAL MEETING

                                 RiverCentre
                         175 West Kellogg Boulevard
                           Saint Paul, Minnesota

                               APRIL 15, 1999
                      3:00 P.M. CENTRAL STANDARD TIME

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------


                                    [LOGO]

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------

DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 and 2

1. Election of the following four director-nominees as Class III Directors for a three-year term and until their successors are duly elected and qualified:
   01 Edward L. Bronstien, Jr.                             02 Walter Kissling
   03 Lee R. Mitau                                         04 Lorne C. Webster.
   To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.
   / /  FOR all nominees                           / / WITHHOLD AUTHORITY
         (except as marked to the contrary)             to vote for all nominees
   ------------------------------------------
   /                                        /
   ------------------------------------------

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending November 27, 1999.
          / / FOR                / / AGAINST              / / ABSTAIN

DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3

3. To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.

          / / FOR                / / AGAINST              / / ABSTAIN

4. To vote with discretionary authority upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Change? Mark Box / /           Date:                          ,1999
Indicate changes below:                     --------------------------


                                        ---------------------------------
                                        /                               /
                                        ---------------------------------
                                        Signature(s) in Box

                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, FIDUCIARY OR
                                        GUARDIAN, GIVE FULL TITLE AS SUCH.
                                        WHEN STOCK HAS BEEN ISSUED IN THE
                                        NAMES OF TWO OR MORE PERSONS, ALL
                                        SHOULD SIGN UNLESS EVIDENCE OF
                                        AUTHORITY TO SIGN ON BEHALF OF OTHERS
                                        IS ATTACHED. PLEASE COMPLETE, SIGN,
                                        DATE AND RETURN PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.

           H.B. FULLER COMPANY INTERNATIONAL PROFIT SHARE PLUS TRUST,
              H.B. FULLER COMPANY BRANCH PROFIT SHARE PLUS TRUST,
            H.B. FULLER COMPANY CANADIAN PROFIT SHARE PLUS TRUST AND
             H.B. FULLER COMPANY NEW ZEALAND PROFIT SHARE PLUS TRUST

                           VOTING INSTRUCTIONS TO TRUSTEE

I hereby request ABN AMRO Trust Company (Jersey) Limited, as Trustee of the H.B. Fuller Company International Profit Share Plus Trust, the H.B. Fuller Company Branch Profit Share Plus Trust, the H.B. Fuller Company Canadian Profit Share Plus Trust, and the H.B. Fuller Company New Zealand Profit Share Plus Trust to vote at the Annual Meeting of Shareholders of the H.B. Fuller Company (the "Company") to be held on April 15, 1999, and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

THIS CARD IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY. I UNDERSTAND THIS CARD MUST BE RETURNED TO THE TRUSTEE IF MY VOTING INSTRUCTIONS ARE TO BE HONORED. IF IT IS NOT RECEIVED BY THE TRUSTEE, OR IT IS RECEIVED BUT THE VOTING INSTRUCTIONS ARE INVALID, THE SHARES OF STOCK WITH RESPECT TO WHICH I COULD HAVE DIRECTED THE TRUSTEE SHALL BE VOTED BY THE TRUSTEE; IN ACCORDANCE WITH THE TERMS OF THE PLANS. THE TRUSTEE IS HEREBY DIRECTED TO VOTE AS INDICATED ON THE FOLLOWING PROPOSALS WHICH ARE MORE FULLY DESCRIBED IN THE COMPANY'S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT FOR THE ANNUAL MEETING.

   (CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON THE OTHER SIDE.)


                                   [LOGO]

                           THE H.B. FULLER COMPANY
                                ANNUAL MEETING

                                 RiverCentre
                         175 West Kellogg Boulevard
                           Saint Paul, Minnesota

                               APRIL 15, 1999
                      3:00 P.M. CENTRAL STANDARD TIME

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------


                                    [LOGO]

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2

1. Election of the following four director-nominees as Class III Directors for a three-year term and until their successors are duly elected and qualified:
   01 Edward L. Bronstien, Jr.              02 Walter Kissling
   03 Lee R. Mitau                          04 Lorne C. Webster.
   To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided
   / /  FOR all nominees                           / / WITHHOLD AUTHORITY
        (except as marked to the contrary)             to vote for all nominees
   ------------------------------------------
   /                                        /
   ------------------------------------------

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending November 27, 1999.

          / / FOR                / / AGAINST              / / ABSTAIN

DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3

3. To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.

          / / FOR                / / AGAINST              / / ABSTAIN

4. To vote with discretionary authority upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

IF NO CHOICE IS SPECIFIED, THIS VOTING INSTRUCTIONS CARD WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


Address Change? Mark Box  / /
Indicate changes below:
                                       Date:                          ,1999
                                            --------------------------


                                        ---------------------------------
                                        /                               /
                                        ---------------------------------
                                        Signature(s) in Box

                                        PLEASE COMPLETE, SIGN, DATE AND RETURN
                                        PROMPTLY USING THE ENCLOSED ENVELOPE.

                       H.B. FULLER COMPANY THRIFT PLAN,
                H.B. FULLER COMPANY PROFIT SHARE PLUS PLAN AND
                             EFTEC SAVINGS PLAN

                      VOTING INSTRUCTIONS TO TRUSTEE

I hereby direct Norwest Bank Minnesota, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust, the H.B. Fuller Company Profit Share Plus Plan Trust and the EFTEC Savings Plan Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the "Company") to be held on April 15, 1999, and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

THIS CARD IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY. I UNDERSTAND THIS CARD MUST BE RETURNED TO THE TRUSTEE IF MY VOTING INSTRUCTIONS ARE TO BE HONORED. IF IT IS NOT RECEIVED BY THE TRUSTEE, OR IF IT IS RECEIVED BUT THE VOTING INSTRUCTIONS ARE INVALID, THE SHARES OF STOCK WITH RESPECT TO WHICH I COULD HAVE DIRECTED THE TRUSTEE SHALL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE TERMS OF THE PLANS. THE TRUSTEE IS HEREBY DIRECTED TO VOTE AS INDICATED ON THE FOLLOWING PROPOSALS WHICH ARE MORE FULLY DESCRIBED IN THE COMPANY'S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT FOR THE ANNUAL MEETING.

     (CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON OTHER SIDE.)


                                   [LOGO]

                           THE H.B. FULLER COMPANY
                                ANNUAL MEETING

                                 RiverCentre
                         175 West Kellogg Boulevard
                           Saint Paul, Minnesota

                               APRIL 15, 1999
                      3:00 P.M. CENTRAL STANDARD TIME

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------

                                    [LOGO]

                           - PLEASE DETACH HERE -
--------------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2

1. Election of the following four director-nominees as Class III Directors for a three-year term and until their successors are duly elected and qualified:
   01 Edward L. Bronstien, Jr.              02 Walter Kissling
   03 Lee R. Mitau                          04 Lorne C. Webster.
   AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH THE NOMINEE'S NAME ABOVE.

   / /  FOR all nominees                           / / WITHHOLD AUTHORITY
        (except as marked to the contrary)             to vote for all nominees
   ------------------------------------------
   /                                        /
   ------------------------------------------

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending November 27, 1999.

          / / FOR                / / AGAINST              / / ABSTAIN

DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3

3. To consider and vote on a shareholder proposal regarding tobacco-related business of the Company.

          / / FOR                / / AGAINST              / / ABSTAIN

4. To vote with discretionary authority upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

IF NO CHOICE IS SPECIFIED, THIS VOTING INSTRUCTIONS CARD WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


Address Change? Mark Box  / /
Indicate changes below:
                                       Date:                          ,1999
                                            --------------------------


                                        ---------------------------------
                                        /                               /
                                        ---------------------------------
                                        Signature(s) in Box

                                        PLEASE COMPLETE, SIGN, DATE AND RETURN
                                        PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      [LOGO]

                                 PROXY OF SERIES A
                            PREFERRED STOCK SHAREHOLDER

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF H.B. FULLER COMPANY. This proxy is solicited in connection with the Annual Meeting of Shareholders of H.B. Fuller Company to be held at RiverCentre, 175 West Kellogg Boulevard, Saint Paul, Minnesota, on Thursday, April 15, 1999, at 3:00 p.m. and at any adjournment thereof ("1999 Annual Meeting"). The undersigned, being the holder of 45,900 shares of Series A Preferred Stock of H.B. Fuller Company and being entitled to cast 3,672,000 votes at the 1999 Annual Meeting, and revoking all prior proxies, does hereby appoint Albert P.L. Stroucken, Jorge Walter Bolanos and Richard C. Baker, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as checked below and otherwise in their discretion, upon such other matters as may properly come before the 1999 Annual Meeting, all shares of Series A Preferred Stock (and corresponding votes) which the undersigned is entitled to vote at the 1999 Annual Meeting.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.

             (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE.)

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.
 IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND
    AGAINST ITEM 3
AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY COME
    BEFORE THE MEETING.


-----------------------------------------------------------------------------------------------------------------------------------

   DIRECTORS      1. Election of the following four director-nominees as Class III Directors for a three-year term and until
   RECOMMEND         their successors are duly elected and qualified: Edward L. Bronstien, Jr., Walter Kissling, Lee R. Mitau and
    A VOTE           Lorne C. Webster.
     FOR             AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH THE NOMINEE'S NAME ABOVE.
    ITEMS
   1 AND 2           /  /  FOR all nominees (except as marked to the contrary above)     / / WITHHOLD AUTHORITY to vote for
                                                                                             all nominees

                                                                                                FOR   AGAINST    ABSTAIN
                  2. To ratify the appointment of PricewaterhouseCoopers LLP as the             / /     / /        / /
                     Company's independent auditors for the fiscal year ending
                     November 27, 1999.

-----------------------------------------------------------------------------------------------------------------------------------

   DIRECTORS
 RECOMMEND A      3. To consider and vote on a shareholder proposal regarding tobacco-related
    VOTE             business of the Company.                                                   / /     / /        / /
  AGAINST
   ITEM
     3
-----------------------------------------------------------------------------------------------------------------------------------

                  4. To vote with discretionary authority upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

-----------------------------------------------------------------------------------------------------------------------------------

                        RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT ANNUAL REPORT IS HEREBY ACKNOWLEDGED.


                        Date:                                            , 1999
                             --------------------------------------------


                        -------------------------------------------------------
                        Elmer L. Andersen




PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE
ENCLOSED ENVELOPE.